UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 17, 2018

Earth Science Tech Inc.

(Exact name of Registrant as Specified in its Charter)

Nevada	000-55000	80-0961484
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

8000 NW 31st Street, Unit 19

Doral, FL 33122, USA

 (Address of Principal Executive Offices including Zip Code)

(305) 615-2118

 (Registrant’s Telephone Number, including Area Code)

________________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

(a)       Employment Agreement

Registrant entered into an employment agreement with its newly appointed Chief Sales Officer, Mr. David Barbash. The agreement is to be effective beginning on January 1, 2019 when Mr. Barbash will begin to perform the duties generally associated with the position and as assigned to him by the Registrant’s board of directors. The agreement is for a term of one (1) year and is renewable for a period of one (1) additional year upon mutual agreement by the parties. Mr. Barbash’s compensation for the term is four thousand dollars (US$4,000) per month together with commission from all sales through the Chief Sales Officer of twelve and one half percent (12%) as well as five percent (5%) percent commission from all sales through the representatives under him per month, to commence on the date of this agreement during the first three months. After the first three months he will be entitled to receive a monthly base of five thousand dollars (US$5,000.00) per month in addition to the forgoing commission structure. The frequency of monthly payments and paid commissions shall be paid on the 15th (fifteen) of each month. In addition, the Chief Sales Officer will be entitled to 5,000 shares each fiscal quarter. Moreover, the board of directors of the company (majority vote) may from time to time, based on the Chief Sales Officer’s performance, compensate the executive in additional forms of cash and or stock bonus, in their discretion. Additionally, all preapproved business travel expenses will be paid by the Company: (e.g. airfare, hotel, car rental, meals, tolls, taxi fares if necessary or train or ferry fare, cell phone, email, copies and approved pertinent office supplies.)

Item 5.02	Departure of Certain Officers, Appointment of Certain Officers

(b)        Departure of Officers and Directors

Effective January 1, 2019, Jill Buzan will be transitioning from Chief Sales Officer to a Florida sales representative. This will allow Ms. Buzan more time to focus on direct sales efforts.

(c)       Appointment of Officers and Directors

Effective January 1, 2019, Mr. David Barbash will assume the position of Chief Sales Officer for the Company. See Item 1.01 for a description of the Company’s employment agreement with Mr. Barbash.

Biological Information

David Barbash brings in 20 years of natural products industry experience in both the U.S. and U.K. markets having worked with niche forward thinking companies at the time like, Health From The Sun/Arkopharma, Pure Essence Labs, and Harmonic Innerprizes. Mr. Barbash is highly skilled in strategic sales planning, team development, analytic reasoning, business development, new product launch, market analysis, training design and development, and brings international experience to the Company.

Item 8.01 Other Events.

On December 17, 2018 the Company received notice that the District Court in Florida, in the Matter of Cromogen Biotechnology Corporation, an El Salvadorian corporation vs. Earth Science Tech, Inc., a Nevada corporation, confirmed the arbitration award that had been previously granted by the arbitration panel. The award and judgment come after several years in arbitration/litigation and stem from a matter involving a distribution agreement and alleged actions of prior management. The Company’s current management is now pursuing certain options and is confident that it will be able to address the judgment in a manner that will not unduly interfere with its ability to execute on its business plan; and as such, it will continue to work toward achieving its previously and recently announced objectives. Under the options available to the Company to address the aforementioned judgment, members of the Company’s legal team and management are optimistic that there remain solid legal basis’ for the judgment (or approximately 97% of it) to be overturned, denied, vacated or otherwise rendered unenforceable or ineffective. Reference is made to the Company’s Registration Statement filed on Form 10 dated May 15, 2018 for a more detailed description of the arbitration award itself that is the subject of the judgment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. Description 10.1 David Barbash CSO Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 21, 2018

EARTH SCIENCE TECH INC.

By:    /s/Nickolas S. Tabraue

Name:   Nickolas S. Tabraue

Title:     President